AUTHORIZATION


         The undersigned, John T. Evans, hereby authorizes and designates David Goldberg to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Public Storage, Inc. The authority of David Goldberg under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Public Storage, Inc., unless earlier revoked in writing. The undersigned acknowledges that David Goldberg is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date:    July 14, 2003


                                                /s/  John T. Evans
                                                -------------------
                                                     John T. Evans